Exhibit 15

Letter Regarding Unaudited Interim Financial Information

November 8, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 8, 2006 on our review of interim financial information of Alfa Corporation (the “Company”) for the three and nine month periods ended September 30, 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in its Registration Statements on Form S-3D dated August 23, 1994 and on Form S-8 dated September 29, 1993 and March 14, 1994.

Very truly yours,

PricewaterhouseCoopers LLP